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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Hickory Tech Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
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[HTC LOGO]

HICKORY TECH CORPORATION
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD
MONDAY, APRIL 10, 2000

    The Annual Meeting of the Shareholders of Hickory Tech Corporation ("HTC") will be held at the Holiday Inn located at 101 Main Street, Mankato, Minnesota, on Monday, April 10, 2000, at 2:00 p.m., Central Time, for the following purposes:

  1.
  To elect two directors to serve for ensuing three-year terms;
  2.
  To approve an amendment of the Hickory Tech Corporation 1993 Stock Award Plan; and
  3.
  To transact such other business as may properly come before the meeting or at any adjournment thereof.

    The Board of Directors has fixed the close of business on March 5, 2000, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment hereof.

BY ORDER OF THE BOARD OF DIRECTORS HICKORY TECH CORPORATION
/s/ David A. Christensen
David A. Christensen, Secretary

Mankato, Minnesota
March 10, 2000

IMPORTANT

    IF YOU DO NOT PLAN TO ATTEND THIS MEETING, PLEASE VOTE, SIGN, AND RETURN THE ENCLOSED PROXY PROMPTLY, USING FOR THAT PURPOSE THE ACCOMPANYING ENVELOPE, FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU ARE URGED TO SIGN AND RETURN YOUR PROXY WITHOUT DELAY TO ENSURE ITS ARRIVAL IN TIME FOR THE MEETING. YOU CAN ALSO VOTE BY PHONE, FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY VOTING CARD.

    ADDITIONAL COPIES OF THIS NOTICE, THE RELATED PROXY STATEMENT AND ADDITIONAL PROXY FORMS MAY BE OBTAINED FROM THE SECRETARY, HICKORY TECH CORPORATION, 221 EAST HICKORY STREET, P.O. BOX 3248, MANKATO, MINNESOTA 56002-3248. TELEPHONE NUMBER (507) 387-3355 OR (800) 326-5789.

HICKORY TECH CORPORATION
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248
March 10, 2000
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, APRIL 10, 2000
SOLICITATION

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hickory Tech Corporation ("HTC") for use at the Annual Meeting of Shareholders of HTC to be held at the Holiday Inn located at 101 Main Street, Mankato, Minnesota, on Monday, April 10, 2000, at 2:00 p.m. (Central Time) or at any adjournment thereof. All properly executed proxies will be voted at the meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about March 10, 2000.

REVOCABILITY OF PROXY

    A shareholder's proxy may be revoked by that shareholder at any time before it is exercised by filing a later dated proxy or a written notice of revocation with HTC's Secretary, or by voting in person at the meeting.

ANNUAL REPORT

    The Annual Report of HTC for the calendar year 1999, including financial statements, is enclosed in the envelope containing this proxy statement.

VOTING

    Each shareholder of record at the close of business on March 5, 2000, is entitled to one vote for each share of common stock held. As of that date 13,945,787 shares were outstanding.

    For each share held, shareholders may cast one vote for each proposal identified on the proxy card. For each share held, shareholders may cast one vote for each of the two directorships to be filled at this meeting. If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card.

    Abstentions and broker non-votes will be counted as present or represented at the meeting for purposes of determining whether a quorum exists. However, broker non-votes with respect to any matter brought to a vote will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained and, therefore, will have no effect on the outcome of any such matter. A majority of the shares present or represented at the meeting is required for approval of the proposals requiring a shareholder vote.

ITEMS REQUIRING YOUR CONSIDERATION

The following two items in this proxy statement require your consideration and approval:

1.
Election of two directors for three-year terms. See page 3.

2.
Amendment of the Hickory Tech Corporation 1993 Stock Award Plan to authorize 1,000,000 additional shares for use under the Plan. See page 14.

ELECTION OF DIRECTORS

    There are currently ten directors on the Hickory Tech Corporation Board. The directors are divided into three classes; each class of directors serves a three-year term. Two directors will be elected at the Annual Meeting. The terms of directors Lyle T. Bosacker and Myrita P. Craig expire in 2000; both are nominees. The term of Brett Taylor will also expire in 2000, and he is not a nominee. Mr. Taylor's directorship will not be filled at this meeting. Proxies may not be voted for more than two nominees.

    The following table sets forth information, as of February 29, 2000, including business experience during the past five years, as to the nominees for election and as to the other directors.

ROBERT D. ALTON, JR. has served as a director since 1993. His present term expires in 2002. Mr. Alton was appointed President and Chief Executive Officer of HTC in 1993. Mr. Alton, age 51, is the former President of Telephone Operations of Contel Corporation and was employed in various executive and financial capacities at Contel Corporation for twenty-one years.

LYLE T. BOSACKER has served as a director since 1988. His present term expires at the annual meeting, and he is a nominee. Mr. Bosacker, age 57, is a management consultant and President of CEO Advisors, Inc. Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.

MYRITA P. CRAIG has served as a director since 1998. Her present term expires at the annual meeting, and she is a nominee. Ms. Craig, age 45, is CEO of Sapientia Consulting Inc., which provides management consulting and executive coaching services to business clients. From 1984 to 1999, she was employed by Cincinnati Bell, Inc., and most recently she served as Vice President, Customer Sales and Service for Cincinnati Bell Telephone. Ms. Craig also had assignments in strategic planning, corporate development and operations while at Cincinnati Bell. Cincinnati Bell, Inc. is a provider of telecommunications services.

ROBERT K. ELSE has served as a director since 1990. His present term expires 2002. Mr. Else, age 64, has served as the President of EI Microcircuits, Inc. in Mankato, Minnesota since 1984. EI Microcircuits manufactures and assembles electronic circuit boards.

JAMES H. HOLDREGE has served as a director since 1992. His present term expires in 2001. Mr. Holdrege, age 61, accepted a position as General Manager and Chief Operating Officer at Electric Machinery Company in Minneapolis, MN in 1999. Electric Machinery, a subsidiary of Ideal Electric, has been designing, manufacturing, and servicing electric motors and generators around the world for over 100 years. He previously served as the General Manager of KATO Engineering Division, Caterpillar Corporation, where he had been employed since 1984.

LYLE G. JACOBSON has served as a director since 1989. His present term expires in 2001. Mr. Jacobson, age 58, has served as the President and Chief Executive Officer of Katolight Corporation in Mankato, Minnesota since 1985. Katolight Corporation is a manufacturer of diesel and gas powered electrical generator sets and generator controls.

R. WYNN KEARNEY, JR. has served as a director since 1993. His present term expires in 2002. Dr. Kearney, age 56, has been in private practice with the Orthopaedic & Fracture Clinic, P.A. with offices in southern Minnesota, since 1972, and is its senior surgeon. Dr. Kearney is Associate Clinical Professor of the University of Minnesota Medical School and a minority owner of the Minnesota Timberwolves NBA basketball team. He has served as President of the Foundation Board of Minnesota State University, Mankato. He is also a director of Exactech, Inc. of Gainesville, Florida.

STARR J. KIRKLIN has served as a director since 1989. His present term expires in 2001. Mr. Kirklin, age 63, retired from U.S. Bank, Mankato, in February of 1996.

ROBERT E. SWITZ has served as a director since 1999 and his present term expires in 2002. Mr. Switz, age 53, has been employed by ADC Telecommunications, Inc. since 1994. He has served as its Senior Vice President and Chief Financial Officer since 1997, and served as its Vice President and Chief Financial Officer from 1994 to 1997. ADC is a leading supplier of transmission and network systems. Prior to his employment at ADC, Mr. Switz worked for Burr-Brown Corporation, a multinational manufacturer of precision microelectronics and systems products. He served in a variety of financial and management positions including Vice President, European Operations, Ventures and Finance from 1993 to 1994.

BRETT M. TAYLOR, JR. has served as a director since 1970. His present term expires in 2000 and he is not a nominee. Mr. Taylor, age 70, is the retired Chairman of Brett's Department Stores, Co. and was its President from 1971 to 1987.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR BOTH NOMINEES.

SECURITY OWNERSHIP OF MANAGEMENT

    Directors, nominees and the executive officers of HTC named under "Remuneration of Executive Officers" own the following shares of common stock of HTC as of February 29, 2000:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock
Robert D. Alton, Jr.	129,886	(a)(b)	*
Lyle T. Bosacker	362,434	(c)(g)	2.6%
Myrita P. Craig	6,864	(g)	*
Robert K. Else	17,139	(g)	*
James H. Holdrege	12,195	(g)	*
Lyle G. Jacobson	31,653	(d)(g)	*
R. Wynn Kearney, Jr.	87,405	(e)(g)	*
Starr J. Kirklin	10,562	(g)	*
Brett M. Taylor, Jr.	27,048	(f)(g)	*
Robert E. Switz	3,000	(g)	*
Jon L. Anderson	19,772	(a)(b)	*
David A. Christensen	45,535	(a)(b)	*
F. Ernest Lombard	9,450	(a)(b)	*
Bruce H. Malmgren	20,574	(a)(b)	*
All of the above and other executive officers as a group (16 persons)	797,937		5.7%

*
Less than 1%

(a)
Includes shares which may be acquired within 60 days after February 29, 2000 through the exercise of stock options as follows: Mr. Alton, 60,939; Mr. Anderson, 6,600; Mr. Christensen, 16,444; Mr. Lombard, 3,100; and Mr. Malmgren, 5,600.

(b)
Includes shares held in a trust under the long-term portion of HTC's Executive Incentive Plan as follows: Mr. Alton, 23,837; Mr. Anderson, 8,841; Mr. Christensen, 12,630; Mr. Lombard, 4,428; and Mr. Malmgren, 11,333.

(c)
Includes 341,106 shares held by Mr. Bosacker's spouse.

(d)
Includes 19,764 shares held by Mr. Jacobson's spouse.

(e)
Includes 19,893 shares held in a profit sharing trust, 12,783 shares held in a family foundation and 300 shares held by Mr. Kearney's spouse.

(f)
Includes 21,048 shares in a trust for which Mr. Taylor is co-trustee.

(g)
Includes shares which may be acquired within 60 days after February 29, 2000 through the exercise of stock options as follows: Mr. Bosacker, 6,000; Mr. Else, 6,000; Mr. Holdrege, 6,000; Mr. Jacobson, 6,000; Mr. Kearney, 6,000; Mr. Kirklin, 6,000; Mr. Taylor, 6,000; Ms. Craig, 6,000; and Mr. Switz, 3,000.

OTHER EXECUTIVE OFFICERS

    In addition to Mr. Alton, the executive officers of HTC during 1999 were as follows:

    JON L. ANDERSON, age 47, has served as a Vice President of HTC since 1995. Mr. Anderson has also served as President of Collins Communications Systems Co., a subsidiary of HTC, since 1994 and was its Vice President and General Manager from 1991 to 1994.

    DAVID A. CHRISTENSEN, age 47, has served as Secretary of HTC since 1993, Vice President and Chief Financial Officer since 1989 and Treasurer since 1986.

    JOHN W. FINKE, age 37, has served as a Vice President of HTC and President of HTC's Telephone Sector since 1999. Mr. Finke previously served as Director of Engineering and Operations for Mankato Citizens Telephone Company, a subsidiary of HTC, from 1997 to 1999 and the Director of Engineering of that company from 1996 to 1997. Mr. Finke served as Area Manager of Customer Operations for GTE Telephone Operations from 1994 to 1996. GTE is a provider of telecommunications services.

    MARY T. JACOBS, age 42, has served as a Vice President of HTC since 1996, Vice President of Human Resources since 1998, and Director of Human Resources from 1993 to 1997.

    F. ERNEST LOMBARD, age 53, has served as a Vice President of HTC and President of Minnesota Southern Wireless Company and President of Crystal Communications, Inc., subsidiaries of HTC, since 1998. Mr. Lombard served as Vice President-Marketing for MediaOne, Inc. from 1996 to 1997. MediaOne is a provider of telecommunications and cable television services. He served as Vice President of Operations for US West Communications Business and Government Services from 1993 to 1996. US West is a provider of telecommunications services.

    BRUCE H. MALMGREN, age 55, has served as a Vice President of HTC and as President of National Independent Billing, Inc., a subsidiary of HTC, since 1995. Mr. Malmgren previously served as Senior Vice President of Sales and Marketing and National Sales Manager for Dataserv, Inc. from 1992 to 1995. Dataserv, Inc. provides technical services for commercial personal computer systems.

    There are no present family relationships between the executive officers, nor between the executive officers and the directors.

REMUNERATION OF EXECUTIVE OFFICERS

    The remuneration paid or accrued to the Chief Executive Officer and each of the other four most highly compensated executive officers of HTC in 1999 is set forth below.

SUMMARY COMPENSATION TABLE

						Long Term Compensation
						Award	Payouts
	Annual Compensation
						Securities Underlying Options/ SARs (#)
Name and Principal Position	Year	Salary ($)		Bonus ($)(2)			LTIP Payouts	All Other Compensation ($)
ROBERT D. ALTON, JR.	1999	$241,972	(1)	$223,657	(4)	30,000	$75,000	$9,600	(3)
Chairman, President	1998	$232,625	(1)	$227,103	(4)	17,700	$41,544	$9,600	(3)
and Chief Executive	1997	$221,550	(1)	$91,582		16,500	$39,567	$9,500	(3)
Officer
JON L. ANDERSON	1999	$135,000		$46,421	(5)	7,500	-0-	$6,667	(3)
Vice President	1998	$120,000		$82,926	(5)	3,600	-0-	$6,667	(3)
	1997	$110,800		$93,940	(5)	3,600	-0-	$6,333	(3)
DAVID A. CHRISTENSEN	1999	$131,000		$85,899	(4)	8,500	$11,250	$7,854	(3)
Vice President,	1998	$130,000		$93,524	(4)	2,400	$15,624	$8,088	(3)
Chief Financial	1997	$127,500		$41,134		2,100	$15,614	$7,644	(3)
Officer, Secretary
and Treasurer
F. ERNEST LOMBARD	1999	$125,000		$78,205	(5)	7,500	-0-	$2,495	(3)
Vice Vice President	1998	$98,000		$50,934		3,300	-0-	$12,022	(6)
BRUCE H. MALMGREN	1999	$135,000		$131,384	(5)	3,750	$15,000	$1,349	(3)
Vice Vice President	1998	$130,000		$127,310	(5)	3,600	-0-	$2,105	(3)
	1997	$124,400		$56,614	(5)	3,000	-0-	$1,245	(3)

(1)
Includes deferred compensation of $11,522 in 1999, $11,075 in 1998, $10,550 in 1997, pursuant to a Supplemental Retirement Agreement with HTC. Each year Mr. Alton accrues benefits under such plan equal to 5% of his base salary. This accumulation of benefits will occur for a maximum of ten years of service commencing January 1, 1993. Benefits are paid upon termination of employment commencing on the earlier of Mr. Alton's 62nd birthday or his date of death.

(2)
HTC and its subsidiaries have an Executive Incentive Plan whereby key executives may receive additional compensation based on annual performance and pre-established goals of HTC, its subsidiaries and the individual executive. In addition to cash compensation, each executive receives a performance award equal to one-half of the cash compensation. The aggregate amount of the cash award and performance award credit are shown in this column. The performance award is credited to the executive's performance account. This credit is used to acquire common stock of HTC which is held in a trust. The stock account is credited with additional shares equal to the dividends on the shares held in the account.

(3)
Consists of employer contributions to HTC's 401(k) Plan.

(4)
For 1999, includes a $112,500 discretionary stock for Mr. Alton, and a $38,750 discretionary stock award for Mr. Christensen. For 1998, includes a $72,000 discretionary stock award for Mr. Alton, and a $25,200 discretionary stock award for Mr. Christensen.

(5)
For 1999, includes discretionary stock awards of $18,750 for Mr. Anderson, $31,250 for Mr. Lombard and $22,500 for Mr. Malmgren. For 1998, includes discretionary stock awards of $10,800 for Mr. Anderson and $7,200 for Mr. Malmgren. For 1997, includes discretionary stock awards of $8,175 for Mr. Anderson and $2,725 for Mr. Malmgren.

(6)
Includes a $10,000 one-time payment relating to his hiring by HTC, and a $2,022 employer contribution to the 401(k) Plan.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
			% of Total Options Granted To Employees In Fiscal Year			Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term ($)
Name	Options Granted (#)			Exercise Price ($/Share)	Expiration Date
						5%(2)	10%(2)
Alton	30,000	(1)	39.5%	$10.5625	May 31, 2009	$198,750	$504,375
Anderson	7,500	(1)	9.9%	$10.5625	May 31, 2009	$49,688	$126,094
Christensen	8,500	(1)	11.2%	$10.5625	May 31, 2009	$56,313	$142,906
Lombard	7,500	(1)	9.9%	$10.5625	May 31, 2009	$49,688	$126,094
Malmgren	3,750	(1)	4.9%	$10.5625	May 31, 2009	$24,844	$63,047

(1)
The options were granted at the fair market value of the shares on May 31, 1999. The options may be exercised for one-third of the shares after May 31, 2000, one-third of the shares after May 31, 2001 and one-third of the shares after May 31, 2002. All options expire on May 31, 2009, and in the event the optionee is no longer employed by HTC. All options vest upon the occurrence of certain change in control and related events.

(2)
The exercise price was compounded at 5% and 10% over the ten-year term of the options. The resulting stock price was reduced by the exercise price to determine the potential realizable gain at the assumed rates of appreciation.

FISCAL YEAR-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at Fiscal Year-End #		Value of Unexercised In-The-Money Options At Fiscal Year-End $(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Alton	60,939	47,298	$280,276	$182,887
Anderson	6,600	11,100	$32,175	$43,856
Christensen	16,444	10,800	$73,797	$44,213
Lombard	3,100	10,700	$12,913	$42,419
Malmgren	5,600	7,150	$26,575	$26,103

(1)
Value of unexercised options equals fair market value of shares underlying in-the-money options at December 31, 1999 ($15.00 per share), less the exercise price per share times the number of in-the-money options outstanding.

LONG TERM INCENTIVE PLANS
AWARDS IN LAST FISCAL YEAR

    Stock Award Programs (the "Programs") were implemented each year since 1993, pursuant to the terms of HTC's 1993 Stock Award Plan. This Plan was approved by the shareholders in 1993 and since amended. Each Program established a range of shares that may be issued to the executives of HTC contingent upon achievement of financial performance objectives over a three-year period. The objectives are based on compound annual increases in the earnings of HTC and its subsidiaries.

			Estimated Future Payouts Under Non-Stock Price-Based Plans(1)
	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout
Name
			Threshold(2)	Target(3)	Maximum(3)
Alton	13,000	1 year	6,500	13,000	19,500
	13,000	2 years	6,500	13,000	19,500
Anderson	3,000	1 year	1,500	3,000	4,500
	3,000	2 years	1,500	3,000	4,500
Christensen	3,000	1 year	1,500	3,000	4,500
	3,000	2 years	1,500	3,000	4,500
Malmgren	3,000	1 year	1,500	3,000	4,500
	3,000	2 years	1,500	3,000	4,500
Lombard	3,000	1 year	1,500	3,000	4,500
	3,000	2 years	1,500	3,000	4,500

(1)
Under the terms of the Programs, shares will only be issued if HTC and its subsidiaries achieve established financial goals for the three-year periods ending December 31, 2000 and 2001, respectively. This table assumes all financial objectives are achieved and the Compensation Committee approves a payout for each participant.

(2)
No shares will be issued unless HTC and its subsidiaries achieve the performance objectives. The number of hares in the "Threshold" column indicates the minimum number of shares to be awarded if HTC and subsidiary performance objectives have been achieved.

(3)
There is a potential range of shares established for each participant under each Program. The range has a separate threshold, target and maximum number of shares that can be awarded once the pre-established performance objectives of HTC and subsidiaries have been achieved. No shares under each Program will be issued if pre-established performance objectives are not achieved.

COMPENSATION OF DIRECTORS

    Directors receive $750 for each Board and committee meeting they attend. In 1999, the Directors were paid an annual retainer of $10,000. These fees are waived if the individual is a paid employee of HTC. Directors have the option of receiving the retainer fee in cash or in shares of common stock of HTC.

    The shareholders approved a Directors' Stock Option Plan in 1998. This provides for each Director to receive an option to purchase 3,000 shares of HTC stock at fair market value if HTC meets pre-established financial objectives. For 1999, these objectives were met, and each Director received the option to purchase 3,000 shares.

CHANGE OF CONTROL

    HTC has Change of Control Agreements with the following named executive officers: Robert D. Alton, Jr., Jon L. Anderson, David A. Christensen, F. Ernest Lombard and Bruce H. Malmgren. These agreements provide that in the event there is a change in control of HTC and the employment of these officers is negatively affected within three years, the officers shall receive pay for the following number of years (unless they are released for cause, are disabled or die): 2.99 years for Robert D. Alton, Jr., and two years for Jon L. Anderson, David A. Christensen, F. Ernest Lombard and Bruce H. Malmgren. If the officers' employment is negatively affected within three years after change in control, for a reason other than cause, death or disability, they shall be paid a lump sum amount equal to their compensation for the designated time periods. In the event of a change in control of HTC and the subsequent release of the officers, the approximate maximum amount of compensation that would be paid to Messrs. Alton, Anderson, Christensen, Lombard and Malmgren under their current agreements would be $2,001,223; $547,344; $522,878; $524,634; and $555,224, respectively.

SEVERANCE PAY

    HTC has an agreement with Robert D. Alton, Jr. that if he is discharged by HTC, he will receive severance pay equal to 12 times his then current monthly base salary. The current maximum amount payable under this agreement would be $230,450. No payments will be made to Mr. Alton if he is discharged for fraud, misappropriation of funds, embezzlement or the commission of a work-related felony.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    During the fiscal year 1999, the Board of Directors held ten meetings. HTC has an Audit Committee consisting of Messrs. Else, Bosacker and Kearney. The Audit Committee reviews internal controls of HTC and its financial reporting, and meets with certified public accountants on these matters; four meetings were held in 1999. HTC also has a Compensation Committee consisting of Messrs. Bosacker, Holdrege, Jacobson and Taylor. The Compensation Committee makes recommendations to the Board regarding compensation for top management of HTC; five meetings were held in 1999. HTC also has a Corporate Development Committee consisting of Messrs. Else, Holdrege, Kearney, Kirklin and Switz. The Corporate Development Committee investigates potential expansion and new markets for HTC; six meetings were held in 1999. HTC does not have a nominating committee. Each Director attended at least 75% of the Board meetings and meetings of the committees on which they serve, with the exception of Mr. Switz.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

    The compensation program for executives is the responsibility of the Compensation Committee of the Board of Directors (the "Committee"). In 1999, the Committee was composed of four outside directors, Messrs. Bosacker, Holdrege, Jacobson and Taylor. Mr. Bosacker is Chairperson of this Committee.

    The Board of Directors has established the following ongoing principles and objectives for HTC's executive compensation program:

  1.
  Provide compensation opportunities that will attract, motivate and retain highly qualified managers and executives.
  2.
  Link executives' total compensation to HTC's financial performance and individual job performance.
  3.
  Provide a balance between incentives focused on achievement of annual objectives and longer term incentives linked to increases in earnings and shareholders' value.

    There are three elements to the compensation plan: annual base salary; cash or stock bonuses under an executive incentive plan (the "Executive Incentive Plan"); and longer term incentives under a stock award plan (the "Stock Award Plan").

    Annual base salaries and incentive plans are somewhat influenced by the pay practices of comparable companies so that HTC remains reasonably competitive with comparable companies.

    The Executive Incentive Plan has both an annual and a long-term component. The Executive Incentive Plan rewards an executive with a cash bonus for attainment of annually established financial objectives based on a combination of revenue, earnings and/or return on equity. The individual executive's performance is also factored into awards made under the Executive Incentive Plan. In addition to the payment of a cash bonus, an account is established for each executive equal to 50% of the cash bonus. This award is credited to a stock account used to acquire common stock of HTC which is held in a trust. The account is credited with additional shares equal to the dividends on the shares held in the account.

    The Stock Award Plan allows HTC to issue restricted shares, unrestricted shares, incentive stock options and non-qualified stock options to officers of HTC. The 1999 Stock Award Program that was adopted pursuant to the Stock Award Plan provided for the issuance of incentive stock options to seven current officers of HTC. The incentive stock options vest over a three-year period and must be exercised within ten years of their issuance. Stock options are designed to reward executives as the fair market value of the stock increases. The 1999 Stock Award Program also establishes a range of shares that may be issued to each officer under the Program contingent upon the achievement of performance objectives over a three-year period. The objectives are based on increases in the earnings of HTC and its subsidiaries. In 1999 there was no payout under the plan based on the pre-established financial objectives not being met.

    The Committee applied the above-described principles and objectives in determining the compensation of the Chief Executive of HTC, Mr. Alton. In setting the 1999 salary, the Committee reviewed Mr. Alton's total compensation program to make sure that it was closely related to the performance of HTC in 1998. In establishing Mr. Alton's salary for 1999, the Committee specifically considered the satisfactory results of HTC in 1998 as compared to targeted goals in the areas of annual revenue, pre-tax profitability, return on equity and rate of growth. The Committee also reviewed the compensation of Mr. Alton to determine that the compensation was competitive for similar positions in comparable companies and was equitable for HTC and its shareholders.

COMPENSATION COMMITTEE Lyle T. Bosacker James H. Holdrege Lyle G. Jacobson Brett M. Taylor, Jr.

FIVE-YEAR SHAREHOLDER RETURN
PERFORMANCE PRESENTATION

    The following table compares the cumulative total return to shareholders on the common stock of HTC for the last five fiscal years with the cumulative total return on the S&P 500 Composite Index and a peer group index. "Total return to shareholder" assumes the investment of $100 in HTC's common stock, the S&P 500 Composite Index and the peer group index on December 31, 1994 and reinvestment of all dividends. The peer group index has been approved by the Board of Directors, and consists of four independent telecommunications companies. These companies were selected because they had a proportion of core business in regulated telephone operations, a pattern of internal diversification and external acquisition activities similar to HTC. The companies in the peer group index are CFW Communications Co., Conestoga Enterprises, D & E Communications, Inc. and North Pittsburgh Systems, Inc. In prior Performance Graphs, HTC had used a peer group consisting of Aliant Communications, Inc., Cincinnati Bell, Inc., Frontier Corporation and Southern New England Telecommunications Corp. This comparison can no longer be made because significant changes through acquisition or merger have affected this previous peer group. HTC believes the new peer group most closely resembles its own company characteristics and stock trading metrics.

TOTAL RETURN TO SHAREHOLDERS
DECEMBER 1994 TO DECEMBER 1999

[GRAPH]

Annual Returns (Based on Dividends Reinvested Monthly)
	Return 1995	Return 1996	Return 1997	Return 1998	Return 1999
Hickory Tech Corporation	1.45	-8.93	37.76	13.07	19.80
S&P 500 Index	37.58	22.96	33.36	28.58	21.04
Peer Group	-4.48	-0.07	-8.28	-4.38	23.80
Indexed Returns (12/31/94 = 100)

Value at December 31
	1994	1995	1996	1997	1998	1999
Hickory Tech Corporation	100	101.45	92.39	127.28	143.91	172.41
S&P 500 Index	100	137.58	169.17	225.60	290.08	351.12
Peer Group Index Average	100	95.52	95.45	87.55	83.71	103.63
Companies in selected Peer Group are:
CFW Communications Co. Conestoga Enterprises D & E Communications, Inc. North Pittsburgh Systems, Inc.

TOTAL RETURN TO SHAREHOLDERS RELATIVE TO PREVIOUS PEER GROUP

    As explained on Page 12, HTC selected a new peer group of telecommunications companies for the performance presentation of five year total return to shareholders. In prior presentations, HTC used a peer group consisting of Aliant Communications, Inc., Cincinnati Bell, Inc., Frontier Corporation and Southern New England Telecommunications Corp. This comparison can no longer be made because significant changes through acquisition or merger have affected this previous peer group.

    The total shareholder return for the previous peer group, using data as reported in the shareholder proxy statement dated March 1999, is as follows:

TOTAL RETURN TO SHAREHOLDERS
DECEMBER 1994 TO DECEMBER 1999

[GRAPH]

Annual Returns (Based on Dividends Reinvested Monthly)
	Return 1995	Return 1996	Return 1997	Return 1998	Return 1999
Hickory Tech Corporation	1.45	-8.93	37.76	13.07	19.80
S&P 500 Index	37.58	22.96	33.36	28.58	21.04
Peer Group	51.43	6.81	17.55	34.26	n/a
Indexed Returns (12/31/94 = 100)
Value at December 31
	1994	1995	1996	1997	1998	1999
Hickory Tech Corporation	100	101.45	92.39	127.28	143.91	172.41
S&P 500 Index	100	137.58	169.17	225.60	290.08	351.12
Peer Group	100	151.43	161.75	190.14	255.28	n/a
Companies in selected Peer Group are:
Aliant Communications, Inc.
Cincinnati Bell, Inc.
Frontier Corporation
Southern New England Telecommunications

For the current performance presentation, using the new peer group, see page 12.

PROPOSAL TO AMEND THE 1993 STOCK AWARD PLAN
PROPOSED AMENDMENT

    On February 2, 2000, HTC's Board of Directors adopted, subject to shareholder approval, an amendment to HTC's 1993 Stock Award Plan (the "Plan") to increase the number of shares of common stock available for issuance pursuant to awards thereunder from 750,000 to 1,750,000. This increase of 1,000,000 shares represents approximately 7% of HTC's outstanding shares of common stock as of March 5, 2000. As of such date, only 389,208 shares of common stock remained available for future grants of stock awards and stock options under the Plan. Accordingly, the Board of Directors approved the increase in authorized shares under the Plan to enable HTC to continue a stock award and option program that the Board has concluded is critical to HTC's success.

    The Board of Directors believes that stock awards and stock options have been, and will continue to be, a very important factor in attracting and retaining talented employees. The ability to attract and retain high caliber employees is critical to HTC's ability to achieve its business and financial objectives. HTC believes that the use of stock awards and stock options in hiring, retaining and motivating talented employees has been critical to HTC in the past and will continue to be so in the future. The use of stock awards and stock options also closely aligns the compensation of employees with the interests of HTC's shareholders.

    HTC's Board of Directors urges you to support HTC and vote in favor of the amendment to the Plan. If the amendment to the Plan is approved by HTC's shareholders, the amendment will be effective on April 10, 2000. If the amendment is not approved, it will not take effect.

SUMMARY OF THE PLAN

    Purpose and Eligibility.  The purpose of the Plan is to recruit and retain key employees and to motivate them to produce a superior return to HTC's shareholders by offering the employees an opportunity to acquire a proprietary interest in HTC. As a result of this proprietary interest, employees have a strong incentive to put forth maximum effort for the continued success and growth of HTC. Each employee of HTC or its subsidiaries is eligible to participate in the Plan.

    Administration.  The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee has the authority, subject to the terms of the Plan, to adopt and revise rules relating to the Plan and to determine the timing, the identity of recipients, the amount, and other terms and conditions of awards.

    The Plan provides that the terms and conditions of any awards (other than stock awards which are not subject to restrictions) will be set forth in award agreements. Such agreements are entered into by the recipients of the awards and HTC at the time the awards are granted and are subject to amendment, including unilateral amendments by HTC (upon authorization of the Committee), unless such amendments are determined by the Committee to be materially adverse to the recipient and are not required as a matter of law.

    Any shares of HTC's common stock subject to awards under the Plan, which are not used because of the terms and conditions of the awards, may be reallocated under the Plan as though they had not previously been awarded.

    Types of Awards.  The types of awards that may be granted under the Plan include stock awards and incentive and non-qualified stock options. No award is assignable or transferable by a recipient except that the Committee, in its discretion, may permit transfers of awards in the event of death.

    The Committee may grant restricted stock awards that result in shares of common stock being issued to a participant subject to such restrictions (including provisions requiring forfeiture and imposing restrictions upon stock transfer) as the Committee may determine. The agreement evidencing any grant of restricted stock will describe the terms and conditions by which the restrictions upon awarded restricted stock shall lapse. Unless forfeited, the recipient of restricted common stock will have all other rights of a shareholder including, without limitation, voting and dividend rights. The Plan also provides that the Committee may make outright grants of common stock to employees that are not subject to restrictions.

    Both incentive stock options and non-qualified stock options may be granted to recipients at such exercise prices as the Committee may determine. However, the exercise price of an option may not be less than 100% of the fair market value (as defined in the Plan) of the common stock as of the date the option is granted. Options may be granted and exercised at such times as the Committee may determine, except that, unless applicable federal tax laws are modified, (i) no incentive stock options may be granted more than 10 years after the effective date of the Plan, (ii) an incentive stock option shall not be exercisable more than 10 years after the date of grant, (iii) the aggregate fair market value of the shares of HTC's common stock, with respect to which incentive stock options held by an employee under the Plan or any other plan of HTC or subsidiary, may first become exercisable in any calendar year may not exceed $100,000 and (iv) incentive stock options granted to optionees owning more than 10% of the voting stock of HTC on the date of grant must be at an exercise price per share not less than 110% of their fair market value. The purchase price for stock purchased upon exercise of the options may be payable in cash, in stock having a fair market value on the date the option is exercised equal to the option price of the stock being purchased, or in a combination of cash and stock, as determined by the Committee.

    Acceleration of Awards and Lapse of Restrictions; Company Repurchase Rights.  The Plan provides for the lapse of restrictions on restricted stock and accelerated exercisability of options in the event of a change in control (as defined in the Plan) of HTC. In addition, the Committee may provide for lapse of such restrictions in the event of a fundamental change (as defined in the Plan) in the corporate structure of HTC, the death or retirement of the recipient or such other events as the Committee may determine. The Committee may determine that certain awards may be exercised in certain events after the termination of employment or death of a recipient.

    The Plan provides that HTC shall have the option to repurchase any shares awarded under the Plan upon the occurrence of certain events, including the termination of the recipient's employment with HTC. In general, the purchase price of any shares repurchased by HTC will be the fair market value of such shares on the date of the event giving rise to HTC's repurchase option.

    Adjustments, Modifications and Termination.  The Plan gives the Committee discretion to adjust the kind and number of shares available for awards or subject to outstanding awards and the option price of outstanding options in the event of a merger, recapitalization, stock dividend, stock split or other relevant changes in HTC's capitalization. The Plan also gives the Board of Directors the right to terminate, suspend or modify the Plan, except the amendments to the Plan are subject to shareholder approval if needed to comply with Rule 16b-3 of the Securities Exchange Act of 1934 (or its successor provisions) or the incentive stock option provisions of federal tax law. Under the Plan, the Committee may cancel outstanding options generally in exchange for cash payments to the recipients in the event of certain dissolutions, liquidations, mergers, statutory exchanges or other similar events.

    Withholding.  The Plan permits HTC to require a recipient receiving common stock under the Plan to pay HTC, in cash, an amount sufficient to cover any required withholding taxes. In lieu of cash, the Committee may permit a recipient to cover withholding obligations through a reduction in the number of shares delivered to such recipient or a surrender to HTC of shares previously received by the recipient. The use of stock to satisfy withholding obligations is subject to certain restrictions if the recipient is an officer of HTC.

FEDERAL TAX CONSEQUENCES

    HTC believes that awards made under the Plan will result in the following tax consequences for participants under current United States federal income tax laws:

    Stock Awards.  Unless the recipient files an election to be taxed under Section 83(b) of the Internal Revenue Code (the "Code"), generally (a) the participant will not realize income from the grant of restricted stock, (b) the recipient will realize ordinary income, and HTC will be entitled to a corresponding deduction when the restrictions have been removed or expire, and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient and HTC described above will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions. Also, if a stock award is made that is not subject to contractual forfeiture provisions, such tax consequences will be determined as of the award date.

    When the recipient disposes of restricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

    Incentive Stock Options.  No taxable income to a recipient will be realized and HTC will not be entitled to any related deduction at the time any incentive stock option is granted under the Plan. If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and HTC will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a capital gain or loss. HTC will not be entitled to a deduction, with respect to a disposition of the shares by a recipient, after the expiration of the statutory holding periods.

    Except in the event of death, if shares acquired by a recipient upon the exercise of an incentive stock option are disposed of by such recipient before the expiration of the statutory holding periods, such recipient will be considered to have realized as compensation, taxed as ordinary income in the year of disposition, an amount not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. HTC will be entitled to a deduction at the same time and in the same amount as the recipient is deemed to have realized ordinary income. Generally, any gain realized on the disposition in excess of the amount treated as compensation, or any loss realized on the disposition, will constitute capital gain or loss, respectively. If the recipient pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the recipient will be treated as having made a disqualifying disposition of such shares, and the tax consequences of such disqualifying disposition will be as described above.

    The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option, the tax consequences of which are discussed below.

    Non-Qualified Stock Options.  No taxable income to a recipient will be realized, and HTC will not be entitled to any related deduction, at the time any non-qualified stock option is granted under the Plan. Generally, at the time shares are transferred to the recipient pursuant to the exercise of a non-qualified stock option, the recipient will realize ordinary income and HTC will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option size. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss.

VOTING REQUIREMENTS

    The affirmative vote of holders of a majority of the shares of common stock of HTC present in person or by proxy at the Annual Meeting is required for the approval of the amendment to the Plan described above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1993 STOCK AWARD PLAN.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than 10% of HTC's common stock to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and to furnish HTC with copies of such reports. During fiscal 1999, SEC Form 5 reports for executive officers, Robert D. Alton, Jr., Jon L. Anderson, David A. Christensen, John W. Finke, Mary T. Jacobs, F. Ernest Lombard and Bruce H. Malmgren, and for directors Lyle T. Bosacker, Myrita P. Craig, Robert K. Else, James H. Holdrege and Lyle G. Jacobson, for fiscal 1999, were filed in March 2000, but after the February 14, 2000 deadline for 2000 Form 5 reports. To HTC's knowledge, based solely on review of the copies of such reports furnished to HTC, all other Section 16(a) filing requirements were satisfied.

METHOD AND EXPENSES OF SOLICITATION

    The entire cost of this solicitation will be paid by HTC. In addition to solicitation by mail, officers or regular employees of HTC may solicit proxies by personal interview, mail, telephone and telegraph and may request brokers and other custodians, nominees and fiduciaries to forward soliciting material to their beneficial owners at the expense of HTC.

INDEPENDENT PUBLIC ACCOUNTANTS

    The firm, PricewaterhouseCoopers LLP, Minneapolis, Minnesota, independent public accountants, audited the financial statements of HTC for the fiscal year ended December 31, 1999. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to appropriate questions with respect to that firm's audit.

PROPOSALS OF SHAREHOLDERS

    Proposals submitted by shareholders must be received by HTC no later than November 10, 2000 for inclusion in the proxy materials for the next Annual Meeting proposed to be held in April, 2001. The By-Laws of HTC provide that for shareholders to properly bring a proposal before a regular meeting of the shareholders, the shareholders must submit a written notice to the Secretary of HTC. The written notice must set forth: (1) the names and addresses of the shareholders; (2) the class and number of shares owned by the shareholders; (3) a brief description and the reasons for the proposal; and (4) any material interest of the shareholders in the proposal. This notice must be received by HTC no later than November 10, 2000.

AVAILABILITY OF FORM 10-K

    Shareholders of record on March 5, 2000 may obtain a copy of HTC's Form 10-K for the 1999 fiscal year, free of charge, by a written request to HTC's executive offices directed to:

David A. Christensen, Secretary Hickory Tech Corporation 221 East Hickory Street, P.O. Box 3248 Mankato, Minnesota 56002-3248

OTHER MATTERS

    The Management does not know of other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

IN THE INTEREST OF ECONOMY, YOU ARE REQUESTED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. ALL SHAREHOLDERS SHOULD SIGN THE PROXY. NO POSTAGE IS REQUIRED ON THE ENCLOSED ENVELOPE.

BY THE ORDER OF THE BOARD OF DIRECTORS HICKORY TECH CORPORATION
/s/ Robert D. Alton, Jr. Robert D. Alton, Jr.—Chairman

[LOGO]

HICKORY TECH CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Monday, April 10, 2000
2:00 p.m.

Mankato Holiday Inn
101 Main Street
Mankato, Minnesota 56001

[LOGO]	Hickory Tech Corporation 221 East Hickory Street Mankato, Minnesota 56001	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 10, 2000.

The shares of stock you hold will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Robert D. Alton, Jr. and Starr J. Kirklin, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Please vote, sign and date on the reverse side. Thank you.

See reverse for voting instructions.

There are two ways to vote your Proxy	COMPANY # CONTROL #

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon on April 7, 2000.
  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.
  •
  You will then receive additional prompts to complete your voting.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Hickory Tech Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone, please do not mail your Proxy Card

- Please detach here -

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Lyle T. Bosacker	02 Myrita P. Craig	/ /	Vote FOR all nominees (except as marked)	/ /	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To Amend the Hickory Tech Corporation 1993 Stock Award Program to authorize 1,000,000 additional shares for use under the Plan.	/ /	For	/ /	Against	/ /	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. PLEASE SIGN AND RETURN PROMPLTY. THANK YOU.

Address Change? Mark Box / /	Date
Indicate changes below:

Signature(s) in Box

 Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

HICKORY TECH CORPORATION 221 East Hickory Street P.O. Box 3248 Mankato, MN 56002-3248 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MONDAY, APRIL 10, 2000
IMPORTANT
HICKORY TECH CORPORATION 221 East Hickory Street P.O. Box 3248 Mankato, MN 56002-3248 March 10, 2000 PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MONDAY, APRIL 10, 2000 SOLICITATION
REVOCABILITY OF PROXY
ANNUAL REPORT
VOTING
ITEMS REQUIRING YOUR CONSIDERATION
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF MANAGEMENT
OTHER EXECUTIVE OFFICERS
REMUNERATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
FISCAL YEAR-END OPTION VALUES
LONG TERM INCENTIVE PLANS AWARDS IN LAST FISCAL YEAR
COMPENSATION OF DIRECTORS
CHANGE OF CONTROL
SEVERANCE PAY
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
FIVE-YEAR SHAREHOLDER RETURN PERFORMANCE PRESENTATION
TOTAL RETURN TO SHAREHOLDERS DECEMBER 1994 TO DECEMBER 1999
TOTAL RETURN TO SHAREHOLDERS RELATIVE TO PREVIOUS PEER GROUP
TOTAL RETURN TO SHAREHOLDERS DECEMBER 1994 TO DECEMBER 1999
PROPOSAL TO AMEND THE 1993 STOCK AWARD PLAN PROPOSED AMENDMENT
SUMMARY OF THE PLAN
FEDERAL TAX CONSEQUENCES
VOTING REQUIREMENTS
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT
METHOD AND EXPENSES OF SOLICITATION
INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSALS OF SHAREHOLDERS
AVAILABILITY OF FORM 10-K
OTHER MATTERS